Exhibit (a)(1)-4

     This announcement is neither an offer to purchase nor a solicitation of an offer to sell Units (as defined below). The Offer (as defined below) is being made solely by the Offer to Purchase, dated July 24, 2003 and the related Agreement of Sale, and any amendments or supplements thereto, and is being made to holders of Units and is not being made to, nor will tenders be accepted from or on behalf of, holders of Units residing in any jurisdiction in which making or accepting the offer would violate that jurisdiction's laws. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
               UP TO 79,917 UNITS OF LIMITED PARTNERSHIP INTERESTS

                                       OF

                        WESTIN HOTELS LIMITED PARTNERSHIP

                                       AT

                                $550.00 PER UNIT

                                       BY

                              KALMIA INVESTORS, LLC
                      A DELAWARE LIMITED LIABILITY COMPANY

            THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON AUGUST 22, 2003, UNLESS THE OFFER IS EXTENDED.

     Kalmia Investors, LLC, a Delaware limited liability company ("Purchaser"), is offering to purchase up to 79,917 units of limited partnership interests of Westin Hotels Limited Partnership, a Delaware Limited Partnership (the "Partnership"), at a purchase price of $550.00 per Unit, net to the seller in cash (the "Offer Price"), without interest, upon the terms and subject to the conditions described in the Offer to Purchase and in the related Agreement of Sale (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer"). Unitholders who tender their Units will not be obligated to pay the $50.00 transfer fee per transferring Unitholder charged by the Partnership, as this cost will be borne by the Purchaser. The Offer will expire at 5:00 p.m., Eastern Time, on August 22, 2003, or such other date to which the Offer may be extended (the "Expiration Date"). If the Offer is consummated the Purchaser will become the holder of a majority of the Units, which will give us the ability to control many decisions of the Unit holders.

     If more than 79,917 Units are validly tendered and not withdrawn, and all conditions of the Offer are satisfied or waived, the Purchaser will accept up to 79,917 Units for purchase from the Unitholders. For each Unitholder, we will accept for payment a prorated number of Units so tendered, disregarding any fractional Units.

     Payment for all validly tendered Units that are not properly withdrawn prior to the Expiration Date, and not otherwise subject to proration, shall be paid to tendering Unitholders by the Purchaser in accordance with the terms and conditions of the Offer. The Purchaser has filed a Schedule TO with the United States Securities and Exchange Commission in connection with the Offer. All of the information contained in the Purchaser's filing on Schedule TO and the exhibits thereto are incorporated herein by reference.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, AT
LEAST 58,200 UNITS. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THE OFFER TO PURCHASE. SEE "SECTION 1. TERMS OF THE OFFER" AND "SECTION 13. CERTAIN CONDITIONS OF THE OFFER" OF THE OFFER TO PURCHASE, WHICH DESCRIBE IN FULL THE CONDITIONS TO THE OFFER. THE OFFER IS NOT CONTINGENT ON ANY FINANCING CONDITION.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Units validly tendered and not properly withdrawn pursuant to the Offer when all conditions of the Offer have been satisfied or waived. Upon the terms and subject to the conditions of the Offer, payment for Units purchased pursuant to the Offer will be made as promptly as practicable after the expiration of the Offer. See "Section 13. Certain Conditions of the Offer" of the offer to Purchase. THE PURCHASER WILL NOT PAY INTEREST ON THE PURCHASE PRICE FOR UNITS, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. In all cases, the Purchaser will pay for Units tendered and accepted for payment pursuant to the Offer only after the Expiration Date and timely receipt by the Purchaser of a properly completed and duly executed Agreement of Sale.

     If the Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). The minimum period during which the Offer must remain open following any material change in the terms of the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the materiality of the change in the terms or information. With respect to a change in price or a change in percentage of securities sought (other than an increase of not more than 2% of the securities sought), however, a minimum ten business day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 9:00 a.m. through 5:00 p.m., Eastern Time on such day. Any extension of the period during which the Offer is open will be followed as promptly as practicable by public announcement thereof, not later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Units previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering Unitholder to withdraw such Unitholder's Units.

     Tenders of Units made pursuant to the Offer are irrevocable, except that such Units may be withdrawn at any time by written notice to the Purchaser on or prior to the Expiration Date (including any extensions thereof) and a Unitholder can withdraw them at any time on or after September 22, 2003 until the Purchaser purchases the Units. For a withdrawal of Units to be effective, a written notice of withdrawal must be timely received by the Purchaser (that is, a valid notice of withdrawal must be received on or before August 22, 2003, or such other date to which this offer may be extended) at its address set forth on the last page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn, with the signature of such person Medallion guaranteed in the same manner as the signature in the Agreement of Sale, the number of Units to be withdrawn, and (if the Agreement of Sale has been delivered) the name of the Unitholder as set forth in the Agreement of Sale.

     Tender offer materials will be mailed to Unitholders of record and will be furnished to brokers, banks and similar persons whose name appears or whose nominee appears on the list of Unitholders or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of such securities.

     The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     THE OFFER TO PURCHASE AND THE RELATED AGREEMENT OF SALE CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance or for additional copies of the Offer to Purchase and the related Agreement of Sale and other Offer materials may be directed to the Purchaser at its address and telephone number listed below, and copies will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons for soliciting tenders of Units pursuant to the Offer.

     Kalmia Investors, LLC
     601 Carlson Parkway, Suite 200
     Minnetonka, MN 55305
     (800) 547-0854



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